Exhibit 99.1

VULCAN MATERIALS AND FLORIDA ROCK RECEIVE
APPROVAL TO CLOSE TRANSACTION
Birmingham, AL, and Jacksonville, FL — November 15, 2007 — Vulcan Materials Company (NYSE: VMC) and Florida Rock Industries, Inc. (NYSE: FRK) announced today that they have received clearance from the Department of Justice under the Hart-Scott-Rodino Act for Vulcan to complete its acquisition of Florida Rock. The closing is expected to take place on November 16, 2007.
Vulcan and Florida Rock have agreed to a consent decree with the Department of Justice that is still subject to the approval of the district court for the District of Columbia. As a condition of the consent decree, Vulcan will be required to divest certain operations in Tennessee, Georgia and Virginia.
“We are very pleased that we can now move rapidly to complete our acquisition of Florida Rock,” said Don James, Chairman and CEO of Vulcan Materials Company. “Over the coming weeks and months we will be working to integrate Florida Rock’s facilities and divest operations as required by the court and the Department of Justice. We expect to use asset swaps to the extent possible to meet our divestiture requirements. We look forward to achieving the synergies we expect to gain through the merger of these two great companies, and enhancing our growth and profitability.”
About Vulcan Materials
Vulcan Materials Company, a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan Materials Company, see www.vulcanmaterials.com. Documents and other information related to the transaction can be found at www.vulcanfloridarock.com.
About Florida Rock
Florida Rock Industries, Inc. is one of the nation’s leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.
Cautionary Statement Regarding Forward-Looking Statements
Certain matters discussed in this document, including expectations regarding future performance of Florida Rock and Vulcan Materials, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions, and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; cost of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received by Vulcan Materials under the 5CP earn-out contained in the agreement for the divestiture of Vulcan Materials’ Chemicals business; the ability to manage and successfully integrate acquisitions; risks and uncertainties related to the proposed transaction with Florida Rock Industries, Inc. (Florida Rock) including the ability to successfully integrate the operations of Florida Rock and to achieve the anticipated cost savings and operational synergies following the closing of the proposed transaction with Florida Rock; and other assumptions, risks and uncertainties detailed from time to time in either company’s SEC reports, including each company’s report on Form 10-K for the year. There can be no assurance that the transaction described above will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.
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Contact:

Vulcan Materials	Florida Rock	Sard Verbinnen & Co
Mark Warren/David Donaldson	John Milton	Susan Burns/Maggie Pisacane
205-298-3220	904-355-1781, x 258	212-687-8080